Exhibit 10.30
Amendment
To the
The McGraw-Hill Companies, Inc. 401(k) Savings and Profit Sharing Plan Supplement
     Effective as of December 2, 2009, The McGraw-Hill Companies, Inc. 401(k) Savings and Profit Sharing Plan Supplement (“MH 401(k) Supplement”), amended and restated as of January 1, 2008, unless otherwise provided, is amended as set forth below:
     1. Section 2.02 Appeal Reviewer. Section 2.02 is amended by adding the following at the end thereof:
The Appeal Reviewer (or its delegate in accordance with Section 3.01) is the named fiduciary for purposes of deciding any appeals of a claim denial pursuant to Article VI.
     2. Section 3.01. Administration. Section 3.01 is amended by adding the following to the end thereof:
     Notwithstanding anything herein to the contrary, the Plan Administrator, the Appeal Reviewer and the Committee shall each have the power to designate one or more persons as he or she or it may deem necessary or desirable in connection with the Plan, who need not be members of the Committee or employees of the Company, to serve or perform some or all of the functions of the Plan Administrator, the Appeal Reviewer and the Committee, respectively, on his or her or its behalf. Such person(s) shall have the same rights and authority as the Plan Administrator, Appeal Reviewer and the Committee who appointed him or her would have had if acting directly.
* * * * *
     Except as set forth herein, the MH 401 (k) Supplement remains in full force and effect.

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